EXHIBIT 99



                   [LUSE GORMAN POMERENK & SCHICK LETTERHEAD]



(202) 274-2011                                             rpomerenk@luselaw.com



December 23, 2004
VIA FACSIMILE
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(301) 978-4028

Office of General Counsel
The Nasdaq Stock Market
9513 Key West Avenue
Rockville, Maryland  20850

Attention:  Jennifer Owens, Esq.

                  Re:   Pocahontas Bancorp, Inc.:  Notice of Non-Compliance
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Dear Ms. Owens:

         On behalf of Pocahontas Bancorp, Inc. (the "Company"), the common stock of which is listed on the Nasdaq National Market System, we hereby notify you that the Company has become aware of the Company's material non-compliance with the requirements of Nasdaq Rule 4350.

         As discussed with Mr. Eric Wasiuta of the Nasdaq staff, management of the Company recently learned that a member of the Company's Audit Committee failed to meet the criteria for independence set forth in Rule 10A-3(b)(i) under the Securities Exchange Act of 1934. The non-compliance related to certain compensation paid to the director under a consulting agreement that preceded by three years his appointment to the Audit Committee. The director has resigned from the Company's Audit Committee, effective December 22, 2004. As a result, the Company is now in compliance with the Nasdaq's corporate governance requirements, including the requirement that all Audit Committee members meet the criteria for independence as defined under Nasdaq Rule 4200(a)(15) and Rule 10A.

         Any questions with regard to this notice should be directed to the undersigned at (202) 274-2011.

                                            Respectfully,

                                            /s/ Robert B. Pomerenk

                                            Robert B. Pomerenk

cc:      Eric Wasiuta, Esq.
         Dwayne Powell, President and Chief Executive Officer
         John J. Gorman, Esq.